Exhibit 3.1

CERTIFICATE OF CORRECTION OF

RESTATED CERIFICATE OF INCORPORATION

TELLURIAN INC.

Tellurian Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

1. The name of the Company is Tellurian Inc.

2. A Restated Certificate of Incorporation of the Company (the “Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on February 9, 2017 with an effective time of 11:59 p.m. Eastern Standard Time on such date, and said Restated Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Restated Certificate of Incorporation to be corrected is that it inadvertently failed to include reference to the Certificate of Designations of Series B Convertible Preferred Stock of the Company which was filed with the Secretary of State on February 9, 2017 with an effective time of 11:57 p.m. Eastern Standard Time on such date.

4. The Restated Certificate of Incorporation is corrected by inserting as a new paragraph (d) in Article FOURTH, as follows:

“(d) 5,467,851 shares of Preferred Stock are designated as Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock”). The voting powers, designations, preferences and relative, participating, optional and other special rights thereof, and qualifications, limitations or restrictions of the Series B Convertible Preferred Stock are set forth in Sections 1-8 of the Certificate of Designations of Series B Convertible Preferred Stock of the Company, dated as of February 9, 2017, with an effective time of 11:57 p.m. Eastern Standard Time on such date, as the same may be corrected or amended, which Sections, as so corrected or amended, are incorporated herein by reference.”

5. All other provisions of the Restated Certificate of Incorporation remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed by a duly authorized officer this 6th day of April, 2017.

TELLURIAN INC.

By:	/s/ Antoine J. Lafargue
Name:	Antoine J. Lafargue
Title:	Chief Financial Officer